UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 1, 2017

NOVATION COMPANIES, INC.
(Exact name of registrant as specified in its charter)

Maryland	000-22897	74-2830661
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2114 Central Street, Suite 600, Kansas City, MO		64108
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (816) 237-7000

Not Applicable
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 1, 2017, Novation Companies, Inc. (the “Company”) entered into a Stock Purchase Agreement (the “Purchase Agreement”) with Novation Holding, Inc., a wholly-owned subsidiary of the Company (“NHI”), Healthcare Staffing, Inc., which owns and operates a healthcare staffing solutions business (“HCS”), and Butler America, LLC, the owner of HCS (“Butler” and, together with HCS, the “Seller Parties”). Pursuant to the Purchase Agreement, NHI agreed to purchase from Butler all of the outstanding capital stock of HCS for $24 million in cash (the “Acquisition”), subject to terms and conditions as provided therein, including but not limited to the Company’s receipt of bankruptcy court approval for the Acquisition in its chapter 11 case. The purchase price is subject to a potential working capital adjustment, based on HCS having $5 million of working capital at closing, and the parties have agreed to deposit $240,000 of the purchase price in escrow at closing for a period of six months to secure Butler’s indemnification obligations under the Purchase Agreement. Additionally, subject to the Company’s receipt of bankruptcy court approval, the Company agreed to deposit $100,000 in escrow prior to closing, to be available to reimburse Butler for its reasonable and documented legal fees and expenses up to $100,000 in the event (i) the Purchase Agreement is terminated following denial by the bankruptcy court of approval of the Acquisition or upon certain related bankruptcy events or (ii) bankruptcy court approval of the Acquisition is not obtained by June 30, 2017.

The obligations of the parties to consummate the Acquisition are subject to closing conditions customary for transactions of this type, as well as the Company’s receipt of bankruptcy court approval for the Acquisition and certain other conditions as provided in the Purchase Agreement.

Under the Purchase Agreement, HCS agreed not to, and Butler agreed to cause HCS not to, take certain actions prior to closing without NHI’s prior written consent, and Butler agreed to pay a portion of NHI’s cost of obtaining representations and warranties insurance with respect to Butler’s representations and warranties under the Purchase Agreement. The Seller Parties also agreed to cease any and all discussions or negotiations with a third party regarding an alternative sale or similar transaction for HCS for 120 days from the date of the Purchase Agreement, provided this exclusivity period may expire earlier as provided in the Purchase Agreement. Further, the Company and NHI agreed to cease any and all discussions or negotiations with a third party regarding an alternative acquisition transaction as provided in the Purchase Agreement. The Purchase Agreement also contains other representations, warranties, covenants and indemnifications, and limitations thereto, customary for transactions of this type.

The Purchase Agreement is subject to customary termination provisions. Additionally, the Purchase Agreement may be terminated by any party if (i) bankruptcy court approval of the Acquisition is denied or upon certain related bankruptcy events or (ii) the closing has not occurred on or before June 30, 2017.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, which is filed herewith as Exhibit 2.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)       Exhibits.

Exhibit No.	Description
2.1	Stock Purchase Agreement, dated as of February 1, 2017, by and among Novation Companies, Inc., Novation Holding, Inc., Healthcare Staffing, Inc. and Butler America, LLC.*

* The registrant has omitted certain schedules and exhibits to this agreement in accordance with Item 601(b)(2) of Regulation S-K, and will supplementally furnish a copy of any omitted schedule and/or exhibit to the Securities and Exchange Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOVATION COMPANIES, INC.

DATE: February 3, 2017	/s/ Rodney E. Schwatken Rodney E. Schwatken Chief Executive Officer